Exhibit 99.B(p)(4)

BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

TABLE OF CONTENTS

I.	PREAMBLE	1

II.	PERSONAL TRADES POLICY	2

III.	PROHIBITED TRANSACTIONS	4

IV.	EXEMPTED TRANSACTIONS	5

V.	THE WATCH LIST	6

VI.	COMPLIANCE PROCEDURES	8

VII.	REPORTS	10

VIII.	SANCTIONS	10

IX.	RETENTION OF RECORDS	11

X.	POLICY STATEMENT OF INSIDER TRADING	11

XI.	ATTACHMENTS	15

XI.1 REQUEST TO PARTICIPATE IN AN IPO/PRIVATE PLACEMENT		16

XII.	NEW HIRE PAPERWORK	17

XII.1 CODE OF ETHICS CERTIFICATION		18

XII.2 DISCLOSURE OF BROKERAGE ACCOUNTS & PRIVATE HOLDINGS		19

XII.3 OUTSIDE BUSINESS ACTIVITY QUESTIONNAIRE		20

XII.4 TOPICS REQUIRING REGISTRATION		21

XIII.	AMENDMENTS	22

BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

Adopted April 1, 1997

(Amended and Restated January 1, 2008)

I.                 PREAMBLE

This Code of Ethics is being adopted to effectuate the purposes and objectives of Sections 204A and Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204-2 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act make is unlawful, among other things, for an investment adviser “to employ any device, scheme or artifice to defraud any client or prospective clients; to engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.”

Rule 17j-1 makes it unlawful for any employee of Brandes Investment Partners, L.P., or its subsidiaries (all such entities hereafter referred to as “Brandes”) in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company (1) to employ any device, scheme or artifice to defraud such registered investment company; (2) to make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice, or course of business, which operates or would operate as a fraud or deceit upon any such registered investment company; or (4) to engage in any manipulative practice with respect to such registered investment company.

For purposes of Rule 17j-1, “security held or to be acquired “ by a registered investment company means any security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

Brandes has certain responsibilities to its clients. These include assuring that accounts are managed in a suitable manner, providing regular communications regarding the progress of accounts, providing accurate performance numbers and refraining from certain practices. These practices include over-trading the account, purchasing inappropriate issues for the account, making guarantees about future performance, making unauthorized transactions and borrowing client’s fund or securities. Brandes maintains trading authorization only and does not have custody of clients’ funds or securities.

Brandes recognizes that its own long-term interests lie in strict adherence to ethical treatment of its clients, thereby maintaining its reputation for honest and fair dealing. Employees are expected to act in accordance with this basic tenet.

While many firms forbid their employees to make investments on behalf of their own personal accounts, Brandes believes this is an unnecessarily punitive measure. Brandes permits its employees to trade their own accounts when the trades are done in such a manner as to avoid conflicts of interest with clients’ transactions. Brandes regularly monitors employees’ trading activity to assure compliance with the firm’s policy.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the law and rules and to assure that Brandes’ clients’ interests are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code.

Each shareholder, officer, partner and employee of the administrator for Brandes Investment Trust (the “Fund”), Investment Company Administration Corporation (the “Administrator”), is exempt from the reporting and other requirements of this Code of Ethics, but is required to comply with the reporting and other requirements of the Administrator’s or the Fund’s Code of Ethics, as applicable.

It is not possible for this Code to address every situation involving the personal investments of an Employee and technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to Brandes’ clients.  Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of Brandes.  In sum, all Employees shall place the interests of Brandes and its clients before their own personal interests.

II.             PERSONAL TRADES POLICY

Definitions

1.               Directed Trade

A directed trade is one for a specific security, which the employee must initiate.

2.               Employee-Related Account

An “Employee-Related Account” refers to an account for any of the following persons:

a.                    The employee;

b.                   The employee’s spouse;

c.                    The employee’s minor child or children;

d.                   Any other relative of the employee or employee’s spouse, sharing the same home as the employee:

e.                    Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities, other than a Brandes client; examples of such accounts are accounts where the employee is acting as trustee, executor, pledge, agent or in any similar capacity; and

f.                      Any other account in which the employee has a beneficial ownership interest; such beneficial interest (unless otherwise exempted) may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement or through a closely held corporation or investment club.

3.               Brokerage Firm Requirement

Employees are required to hold their Employee-Related Accounts at one of four designated brokerage firms (TD Ameritrade, Charles Schwab, Morgan Stanley and Merrill Lynch), excluding the following types of accounts or unless otherwise exempted in writing by the Chief Executive Officer (CEO) and/or the Head of Compliance (HOC):

a.                    Brandes Managed Accounts

b.                   Third-Party Managed Accounts

c.                    Accounts that exclusively hold mutual funds and are not managed or sub-advised by Brandes(1)

d.                   ESPP/ESOP Accounts

e.                    BIPCO Employee Accounts

4.   “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, closed- end mutual fund, open- end mutual fund that is managed or sub-advised by Brandes, exchange traded fund (ETF),  debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end investment companies

(1) Shares of Mutual Funds managed or sub-advised by Brandes held directly at the investment company do not need to be moved to a designated broker-dealer firm.

registered under the 1940 Act; (iv) shares issued by money market funds; and (v) shares issued by unit investment trusts that invested exclusively in one or more open-end funds, none of which are managed or sub-advised by Brandes.

References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

5.     Pre-Clearance Designee

The Pre-Clearance Designee will be either the Head of Compliance (HOC) and/or individuals who have been authorized to review trade requests.

III.         PROHIBITED TRANSACTIONS

1.               No employee shall violate Section 206 of the Advisers Act or rule 17j-1 of the Investment Company Act.

2.               No employee shall receive during any calendar year any gift ( i.e. entertainment, dinner, golf outing, etc.) or other consideration in merchandise, services or otherwise having a value of more than $250 from any single person, firm, corporation, association or other entity that does, or is seeking to do, business with or on behalf of the Firm. Employees receiving gifts from such sources of over $50 during any calendar year must report them promptly to the Legal/Compliance Department.

3.               No employee shall give or offer to give anything of value to any person for the purpose of influencing the price of any security.

4.               No employee shall serve on a Board of Directors of any public company without the prior approval of the majority of the voting members of the Investment Committee.

5.               No Employee-Related Account may sell a security purchased within the previous 60 calendar days, except a security held for at least 30 days may be sold at a loss. Trades made in violation of this prohibition should be canceled to an error account, if possible.

6.               No Employee-Related Account shall purchase or sell any securities on the “Watch List.” The Watch List is comprised of securities Brandes is closely observing and anticipating imminent action on behalf of clients’ accounts.

7.               If an Employee chooses to manage more than ten Employee-Related Accounts for friends and family members the employee will need to receive prior approval by the CEO before managing the accounts.

8.               No Employee-Related Account may purchase any securities in an IPO(2); provided, however, an Employee-Related Account may, upon the prior written approval of Brandes, participate in the following IPO’s:

a.                    An IPO in connection with the de-mutualization of a savings bank or the de-mutualization of a mutual insurance company in which the holder of the Employee-Related Account owns a life insurance policy;

b.                   An IPO of a spin-off company where the Employee-Related Account owns stock in the company that spins off the issuer;

c.                    An IPO of a company in which the Employee-Related Account owns stock in the company and the stock was acquired through participation in a private placement previously approved by Brandes; and

d.                   An IPO of the employer of the holder of the Employee Related Account.

If you would like to participate in an IPO please see Section XI of the addendum.

8.               No Employee-Related Account may purchase any securities in a private placement except upon the prior written approval of Brandes.(3)

If an employee would like to participate in a Private Placement please see Section XI of the addendum.

IV.        EXEMPTED TRANSACTIONS

1.               The prohibitions of Sections III.5 shall not apply to:

a.                    Purchases and sales of U.S. government securities;

b.     Open-end mutual funds that are not managed or sub-advised by Brandes(4);

(2) An IPO generally means an offering of securities registered with the Securities and Exchange Commission (“SEC”), the issuer of which, immediately before the registration, was not required to file reports with the SEC. See, rule 17j-1(a)(6).

(3) With respect to the participation in private placements or the permissible IPO’s listed above, an Employee-Related Account may obtain “the prior written approval of Brandes” by first submitting a written request for approval to the Legal/Compliance Department using the Request to Participate in an IPO/Private Placement in an Employee-Related Account Form (attached hereto). The Legal/Compliance Department shall review the proposed transaction to determine whether the proposed transaction would create any material conflicts of interest. If the Legal/Compliance Department determines that the proposed transaction would create no materials conflicts of interests, the Legal/Compliance Department shall then seek written approval for the transaction from two managing partners. Such written approval shall include written justification for the decision of the managing partners. Any person authorized to purchase securities in an IPO or private placement shall disclose that s/he plays a part in any subsequent consideration by Brandes of an investment in the issuer of such securities.

c.                    Withdrawals from open-end mutual funds that are not managed or sub-advised by Brandes if the employee or Employee-Related Account owns less that 5% of the outstanding shares of such fund;

d.                   Employee Stock Option Plans – with respect solely to securities obtained in a “cashless exercise” of an employee stock option (whereby the exercise of the option and the sale of the securities received upon such exercise occurs simultaneously and the exercise price of the option is deducted from the sale proceeds of the acquired securities).

2.               The prohibitions of Sections III.6 shall not apply to:

a.                    Purchases which are part of an automatic dividend reinvestment plan;

b.                   Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities and sales of such rights so acquired; and

c.                    Any other purchases or sales as described at Section V., infra.

V.            THE WATCH LIST

The Watch List is comprised of securities Brandes is closely observing and anticipating imminent action in on behalf of clients’ accounts and, therefore, securities in which employees are generally prohibited from trading.

Construction Procedures

1.               Investment Committee designates a Watch List control person charged with creating the weekly Watch List (“Control Person”).

2.               On each business day immediately preceding the regular weekly Investment Committee meeting, the Control Person circulates the pervious week’s Watch List to all members of the Portfolio Management Department asking them each to (a) add the name of each and every security for which such person is preparing a formal recommendation(5) where it is expected that such recommendation will be presented for Investment Committee consideration within the next two weeks; and (b) delete from the Watch list any and all securities of which such person is aware that its consideration for investment purposes has been indefinitely suspended(6) or terminated for any reason whatsoever. Members of the Portfolio management

(4) BIPCO Employee-Related Accounts are exempt from said requirement with respect to Brandes Canada mutual funds, as BIPCO is able to monitor short term trading in these funds directly, for all accounts, including those hold by Employer-Related Accounts.

(5) The term “formal recommendation” here is shorthand to mean those activities engaged in by the PM department that is necessary and proximate to presenting a security for the Investment Committee’s consideration. At this point in the process we should strive to identify and isolate only those securities that will or are scheduled to be brought to the Investment Committee’s attention for definite action within the next two weeks. Securities that are scheduled to be merely reviewed by or discussed with the Investment Committee but are not in a price range which a member of the PM staff believes would result in any action by the Investment Committee need not be included on the Watch List.

(6) Indefinitely suspended, at a minimum, should refer to the case where any definitive decision regarding the purchase or sale of a security is unlikely to occur for more than a two-week period.

Department will have their responses sent back to the Control person prior to the Investment Committee meeting. The Control Person revises the Watch List accordingly.

3.               On each business day immediately preceding the regular weekly Investment Committee meeting, the Control Person circulates the previous week’s Watch List to a representative of the Trading Department  asking him to (a) delete from the Watch List any and all securities in which system-wide trading has been completed for clients’ accounts as directed by the Investment Committee; (b) add to the Watch List those securities which are the subject of any current open firm-wide re-balancing or other activity in clients’ accounts(7); and (c) delete from the Watch List any securities which were the subject of any firm-wide re-balancing or other activity in clients’ accounts and in which trading has been completed with respect to such securities in such accounts over the past week.  The representative of the Trading Department will have his/her response sent back to the Control Person prior to the Investment Committee meeting.  The Control Person revises the Watch List accordingly.

4.               At the conclusion of the Investment Committee meeting, the Control Person shall delete from the Watch List any and all securities which were presented to the Investment Committee in the form of a recommendation for the purchase or sale on behalf of clients’ accounts and with respect to which a final decision not to purchase or sell, respectively, was made by the Investment Committee.  Presumably, the Control Person will not need to add to the Watch List any of the securities, which the Investment Committee voted to purchase or sell on behalf of clients’ accounts since these securities have been on the Watch List for at least two weeks at this point.  All securities selected by the Investment Committee for purchase or sale activity at the Tuesday meeting will be placed on the Watch List and will remain on the Watch List until the Trading Department has indicated that trading in such securities has been completed for clients’ accounts.

On the business day immediately following the Investment Committee’s meeting, the Control Person updates the Watch List according to the foregoing and circulated it to appropriate employees of the firm.

Special Situations

1.               At any time it is concluded (outside of a regularly scheduled Investment Committee meeting) that Brandes will engage in transactions in a particular security for client accounts, a voting member of the Investment Committee will instruct the Control Person to add such security to the Watch List.  Such security will remain on the Watch List until the Trading Department has indicated that trading in such security has been completed for the clients’ accounts.

2.               Blanket Prohibitions: In the interest of facilitating the “pre-clearance” of employee trading as required herein, any blanket prohibition regarding categories or types of securities in which

(7) “Other activity in clients’ accounts” should not be interpreted to mean purchase or sale activity in connection with account opening transactions on behalf of new wrap or non-institutional separate account clients to the firm. The focus here should be on identifying securities in which purchase or sale activity was or will be conducted for clients across the board in any given investment product offered by Brandes. Securities to be purchased in connection with account opening activities for institutional clients should be on the Watch List in advance of such transactions given the potential impact that such trading could have on the market for those securities.

employees are prohibited from effectuating any personal transactions should contain a level of specificity that minimizes interpretive variance among those charged with approving employee trades.  The Investment Committee, the Trading Department and the Legal Department should arrive at a clear and exact understanding regarding the terms of the application of any blanket prohibition prior to the effectiveness of such prohibition.

VI.        COMPLIANCE PROCEDURES

1.               Pre-Clearance

All Employee-Related Accounts shall receive prior approval from a Pre-Clearance Designee before purchasing or selling any securities except U. S. government securities; shares of registered open-end mutual funds that are not managed or sub-advised by Brandes; Employee-Related Account securities itemized at Section IV (2)(a) and (b).  In the absence of the Pre-Clearance Designee, or if the Pre-Clearance Designee is requesting approval, an alternate Pre-Clearance Designee or the Head of Compliance (HOC) may give the approval.  Such approval shall be valid until the close of business (1pm PST) the following business day (the “Period”).  If and Employee-Related Account is unable to execute the approved transaction within the Period, the Employee-Related Account must receive another approval from a Pre-Clearance Designee before purchasing or selling securities.  If an employee places a “limit order” on the transaction and the order is not completed during the day on which the approval is given, the remaining order must be re-approved by the Pre-Clearance Designee.

When requesting approval of a transaction for an Employee-Related Account, the employee shall disclose to the person to whom s/he is requesting approval of any conflict of interest of which the employee is aware concerning the proposed transaction, such as the existence of any economic relationship between the transaction which is the subject of the pre-clearance request and securities held or to be acquired by any Brandes client including any mutual fund portfolio managed by Brandes.

Certain Employee-Related Accounts may be released form the obligation to pre-clear and report personal trades.  This exemption will apply to Employee-Related Accounts where total investment discretion is with a non-employee third-party where such third-party does not confer with the employee regarding trades in such account.  This Third-Party Representation Exemption must be obtained in writing form the Legal/Compliance Department. In the event the account is no longer Third-Party Managed, the employee will be required to inform the Legal/Compliance Department immediately and receive pre-clearance for all reportable securities transactions in the account.

2.               Disclosure of Personal Holdings and Employee Reporting Requirements

a.                    Upon employment at Brandes, employees are required to disclose interests in any corporation of which they are an officer or director or which they, or a family member hold 5% or more of the outstanding stock.  They are also required to disclose any outside business ventures.

b.                   No later than 10 days after the person becomes an Employee of Brandes, the Employee shall provide the Legal/Compliance Department with the following information:(8)

i.	The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became and Employee of Brandes.

ii.

The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct of indirect benefit of the Employee as of the date the person became an employee of Brandes; and

iii.	The date that the report is submitted by the Employee.

Each employee shall arrange to have duplicate confirms or statements forwarded to the Legal/Compliance Department for each Employee-Related Account.

c.                    Each employee shall complete a Quarterly Employee Transaction Report for each calendar quarter even if the employee does not have any personal securities transactions to report and submit the Report to the Legal/Compliance Department no later than 10 days after the end of each calendar quarter.

d.                   Quarterly, the Senior Compliance Analyst, Code of Ethics will review Employee-Related transactions and report the findings to the Head of Compliance (HOC). The General Counsel will review the personal trading activity of the Head of Compliance (HOC). The Head of Compliance (HOC) will review the personal trading activity of the Senior Compliance Analyst, Code of Ethics.

e.                    If an Employee-Related Account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security, or a security economically related thereto, being considered for purchase or sale by Brandes client accounts, such person shall disclose to the Investment Committee his holdings of the security at the first occasion upon which the employee becomes aware that Brandes is considering the security for purchase for its clients including any mutual fund portfolio managed by Brandes.

3.     Annual Certification of Compliance

        Each employee shall certify annually that:

a.                    S/he has read and understands the Code of Ethics and recognizes s/he is subject thereto;

b.                   S/he has complied with the requirements of the Code of Ethics;

c.                    S/he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and

(8) No Initial Holdings Report is required form an employee who was an employee prior to the effective date of this Amendment and who has been reporting transactions in all his or her Employee-Related Accounts in accordance with Brandes’ Code of Ethics.

d.                   Other than as disclosed on the annual certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve Brandes clients, such as any economic relationship between his/her transactions and securities held or to be acquired by Brandes clients including any mutual fund portfolio managed by Brandes.

4.     Annual Holdings Report

Each Employee shall, on an annual basis, provide the Legal/Compliance Department with the following information that must be current as of the calendar year end for which the report is submitted:

a.                    The title, number of shares and principal amount of each Covered security in which the Employee had any direct or indirect beneficial ownership.

b.                   The name of any broker, dealer or bank with whom an Employee maintains an account in which securities are held for the direct or indirect benefit of the Employee; and

c.                    The date that the report is submitted by the Employee.

The Annual Holdings Report shall be submitted no later than 30 days following the calendar year end to which the report relates.

VII.                            REPORTS

1.               The Head of Compliance (HOC) or her designee shall submit an annual report on compliance with the Code of Ethics to Brandes’ Office of the Chief Executive Officer.

2.               The Head of Compliance (HOC) or her designee shall submit a quarterly report on compliance with the Code of Ethics to the General Counsel.

3.               The Head of Compliance (HOC) shall review each report of an apparent material violation and if the Head of Compliance (HOC) confirms that it is a violation, she shall report such violation to Brandes’ General Counsel and/or CEO.

4.               Brandes’ General Counsel and/or CEO shall review the alleged material violation presented by the Head of Compliance (HOC) and/or her designee and determine what sanctions, if any, should be imposed.

5.               The Legal/Compliance Department or anyone who becomes aware of an apparent violation of the Code of Ethics shall promptly report such apparent violation to the Head of Compliance (HOC).

VIII.                        SANCTIONS

The sanctions for violation of the Code of Ethics may include a letter of censure, temporary suspension of employment, termination of employment, disgorgement of any ill-gotten profits, and/or other sanction deemed appropriate by the Head of Compliance (HOC) and/or her designee, General Counsel and/or CEO.

IX.                      RETENTION OF RECORDS

This Code of Ethics, a copy of each report made by and employee hereunder, each report made by the Legal/Compliance Department, and any action taken as a result of any material and nonmaterial violations, shall be maintained by Brandes.

X.            POLICY STATEMENT OF INSIDER TRADING

Every officer, partner and employee is responsible for knowing and abiding by the terms of this policy statement.

Brandes forbids any trading on behalf of Employee-Related Accounts (see the personal Trades Policy for a definition) or clients’ accounts (such as mutual funds and private accounts managed by Brandes) on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is referred to as “insider trading.” Brandes’ policy applies to every officer, partner, and employee and extends to activities within as well as outside of their duties at Brandes.  Any questions regarding Brandes’ policy and procedure should be referred to General Counsel.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of such material nonpublic information to others.  Although United States law governs insider trading, this law applies to information about foreign companies as well as domestic companies.  Thus, if an employee receives nonpublic material information about a foreign company, the employee is prohibited from trading for accounts based on that information and from communicating such information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.               Trading by an insider, while in possession of material nonpublic information;

2.               Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

3.               Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an “Insider”?

The concept of “insider” is broad.  It includes officers, directors, and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorney, accountants, consultants, bank lending officers and the employees of such organizations.  In addition, Brandes may become a temporary insider of a company it advises or for which it performs other services.  According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is “Material Information”?

Trading on inside information is not a basis for liability unless the information is material.  “Material Information” is defined generally as information which a reasonable investor would consider substantially important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers, directors and employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously release estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business, for example; un-released news items, which might have a significant effect on prices, have been found to be material information.

No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specified inquiry.  For this reason, you should direct any questions about whether information is material to the General Counsel, or his designated representative, in the Legal/Compliance department.

What is “Nonpublic Information”?

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public. For example, information found in a report file with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Bases for Liability

Fiduciary Duty

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship.  That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.  Non-insiders can acquire the fiduciary duties of insiders by entering into a confidential relationship with the company through which they gain information (e.g. attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware of should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breech of duty occurs if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, reputational benefit that will translate into future earnings or even evident of a relationship that suggests a quid pro quo.

Misappropriation

Another basis for insider trading liability is trading which occurs on material nonpublic information that was stolen or misappropriated form any other person.  It should be noted that “misappropriation” could be used to include a variety of individuals not previously thought to be encompassed under the fiduciary duty.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employees.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit for the violation. Penalties include:

•      Civil injunctions

•      Treble damages

•      Disgorgement of profits

•      Jail sentences

•      Fine for the person who committed the violation of up to three time the profit gained or losses avoided, whether or not the person actually benefited; and

•      Fines for the employer of other controlling person of $1,000,000 or three times the amount of the profit gained or loss avoided, whichever is greater.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Brandes, including termination.

Identifying Inside Information

Before recommending or executing any trade for yourself or others, including client accounts, you must determine whether you have access to material nonpublic information.  If you think that you might have access to material nonpublic information, you should take the following steps:

a.                    Report the information and proposed trade immediately to the General Counsel, or his designate.

b.                   Do not purchase or sell the securities on behalf of yourself or others, including Employee-Related Accounts and clients accounts.

c.                    Do not communicate the information inside or outside of Brandes, other than to Brandes’ attorneys.

d.                   After the General Counsel, or his designate, has reviewed the issues, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with General Counsel, or his designate, or Brandes’ outside counsel before taking any action.

Contacts with Public Companies

Contacts with public companies represent an important part of Brandes’ research efforts.  Brandes may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a Brandes employee becomes aware of material nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  In such situations, Brandes must make a judgment as to it further conduct. To protect yourself, your clients and Brandes you should contact immediately General Counsel, or his designate, if you believe that you may have received material nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material nonpublic information regarding a tender offer received from the tender offerer, the target company or any acting on behalf of either.  Brandes employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

Supervisory Procedures

The role of the General Counsel is critical to implementation and maintenance of Brandes’ policy and procedures against insider trading.  Supervisory procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

Prevention of Insider Trading

To prevent insider trading, General Counsel should:

1.               Provide, on a regular basis, and educational program to familiarize officers, partners, and employees with Brandes’ policy and procedures;

2.               Answer questions regarding Brandes’ policy and procedures;

3.               Resolve issues of whether information by an officer, partner or employee of Brandes is material and nonpublic;

4.               Regularly review and update Brandes’ policy and procedures;

5.               Implement measures to prevent dissemination of material nonpublic information, or restrict trading of securities involved, when it has been determined that an officer, partner or employee of Brandes has material nonpublic information; and

6.               Provide that all employees obtain approval from the trading department at Brandes prior to trades as described in the Code of Ethics.  This is an area of great concern to the SEC and Brandes.

Special Reports to Counsel

Promptly upon learning of a potential violation of this policy statement, General Counsel should prepare a written report to Brandes’ outside counsel providing full details, which may include:

1.               The name of particular securities involved, if any;

2.               The date General Counsel learned of the potential violation and began investigating;

3.               The accounts and individuals involved;

4.               Actions taken as a result of the investigation, if any; and

5.               Recommendations for further action.

Detection of Insider Trading

To detect insider trading General Counsel should:

1.               Review the trading activity reports filed by each officer, partner and employee;

2.               Review the trading activity of accounts managed by Brandes; and

3.               Review activity of Brandes’ own account.

XI.   ATTACHMENTS

Request to Participate in an IPO/Private Placement in an Employee-Related Account*

Date:

I,		, intend to subscribe in an initial public offering/Private
NAME OF EMPLOYEE

Placement of the security referenced below for
NAME ON ACCOUNT

account. I will execute the transaction only upon receiving prior approval of
ACCOUNT#

the intended activity.

Security:

Approved     ☐           Denied     ☐

Reviewed by:		Date:
Legal/Compliance Department

Reviewed by:		Date:
MANAGING PARTNER

Reviewed by:		Date:
MANAGING PARTNER

Justification for Approval:

*Please attach prospectus or offering memorandum if available.

REMINDER:  No Employee-Related Account may sell a security purchased within the previous 60 calendar days, except a security held for at least 30 days may be sold at a loss.

Legal/Compliance Department – Original Copy

Employee – Retain Copy for Personal Records

XII.    NEW HIRE PAPERWORK

Brandes Investment Partners, L.P.
Code of Ethics Certification Form

Print Name:

Position:

To the Compliance Department of Brandes Investment Partners, I hereby certify that:

I.              I have read and understand the Code of Ethics and recognize that I am subject thereto;

II.            I will comply with the requirements of the Code of Ethics;

III.           I will report all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and

IV.           Except as noted on the disclosure document, I have no knowledge of the existence of any personal conflict of interest relationship which may involve Brandes clients, such as any economic relationship between my transactions and securities held or to be acquired by Brandes clients, including the Brandes Investment Trust.

Signature:

Date:

BRANDES INVESTMENT PARTNERS, L.P.

Disclosure of Brokerage Accounts and Private Holdings

Print Name:

Position:

This form is to be filled out by all employees within seven days of meeting with Compliance.  You may use additional pages if necessary or attach copies of your most recent statements.

Please check the appropriate box if you have securities holdings managed by:

☐ Brandes, or

☐ Another third-party brokerage firm
Name of Firm & Account Number

Name(s) on Brokerage Account	Name of Brokerage Firm	Account Number	Relation of Account

If you have more than two brokerage accounts, please submit them on another page

Privately Held Securities* (private shares, L.P., etc.)

Name of Company	Where Shares are Held	# of Shares	Approx. Value ($)

* Privately held shares are not those you hold the certificates for — they are shares not traded publicly on any stock exchange.

All employees filling out this disclosure are reminded that copies of all brokerage statements generated on the accounts listed above must be forwarded to the Legal/Compliance Department.  You will need to have an automatic interested party mailing, please contact Compliance for information.

I do hereby represent and confirm that my responses to this Disclosure or Brokerage Accounts and Holdings Form are true and correct as of the date noted below.

Signature:

Date:

Brandes Investment Partners, L.P.
Questionnaire on Outside Business Activity,
Partnerships and Investment Club Memberships

Print Name:

Position:

1.                                       List any corporation, public or private, for profit or not for profit, of which you, or a member of your immediate family, are an officer or director or hold 5% or more of its outstanding stock.  Briefly describe the business.

2.                                       List any partnership of which you are a general or limited partner and/or any limited liability company of which you are a member or manager. Briefly describe the business activities for any and all affiliations and your status as a general or limited partner.

3.                                       List any joint venture or any other businesses in which you participate, other than your employment with Brandes.

4.                                       List any trustee or executor relationships that you have, other than those pertaining to your immediately family.

5.                                       List any investment clubs of which you are a member.

Signature:

Page:

Brandes Investment Partners, L.P.
Topics Requiring Registration

(This form is to be completed by all employees)

Print Name:

Position:

The following topics may require registration before they can be discussed.  Therefore, unregistered personnel should avoid discussing:

Performance	Account Size
Specific Stocks or Bonds	Related Accounts (Trading Process, etc.)
Buying/Selling	Management Style
Outlook	Any Recent Publications
Markets (Foreign or Domestic)	Any Discussion of other Clients, Accounts,
Fees (our own or Broker’s)	etc.

Printed information may be forwarded about these topics by unregistered personnel in response to unsolicited inquiries, but other reports and in-depth conversations or explanations may be provided only by registered personnel.

If the above topics come up in conversation and you are not registered, DO NOT attempt to address them even if you think you know the answer.  Persons requesting information on any of these topics should be referred to one of the following registered personnel – Portfolio Managers, Associate Portfolio Managers, Managing Directors, Regional Managers and the Institutional Group.

Violations to this policy may result in disciplinary action.

I have read and understand the above policy.

Signature:

Date:

XIII.                        AMENDMENTS

Brandes Investment Partners, L.P.

Amendment to Code of Ethics

(adopted April 1, 1997, amdended and restated January 1, 2008 )

Effective February 1, 2008

The Code of Ethics for Brandes Investment Partners, L.P. and affiliates (“Brandes”), dated April 1, 1997, as amended and restated on January 1, 2008, is hereby further amended to include the following substantive provisions effective February 1, 2008.

I.                      Reporting Requirements for Officers of Brandes Investment Trust

Officers of Brandes Investment Trust who are not employed by Brandes Investment Partners, L.P., are exempt from the Code’s pre-clearance and designated broker-dealer requirement.  All other reporting requirements apply.